Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS SECOND QUARTER 2015 RESULTS

NEWPORT BEACH, CA-August 6, 2015-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company”, “Alliance”, “we” or “our”), a leading national provider of outsourced radiology services through its Alliance HealthCare Radiology Division (“Alliance Radiology”) and radiation therapy services through its Alliance HealthCare Oncology Division (“Alliance Oncology”), today announced the results for the second quarter and six months ended June 30, 2015.

Second Quarter 2015 Highlights

•	Revenue for the second quarter of 2015 totaled $118.5 million, a 6.5% increase year-over-year.

•	The Company generated $34.0 million of Adjusted EBITDA (as defined below).

•	The Company continued to generate strong cash flow, with $27.7 million in operating cash flows.

•	Alliance Radiology reported strong same store volume growth of +6.8% for MRI and +7.6% for PET/CT.

•
Alliance Oncology had consistent same store volume growth trends as in the first quarter, with strong same store stereotactic radiosurgery volume growth of +3.5% and linear accelerator volume decreasing 9.4%.

•	The Company produced Adjusted Net Income Per Share (as defined below) of $0.34.

•	Company reaffirms 2015 Full Year Guidance.

Second Quarter 2015 Financial Results

“Our second quarter results demonstrate that growth is accelerating as we strengthen execution of our multi-faceted strategic growth plan,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “We are pleased to see year-over-year 6.5% revenue growth in the second quarter. Alliance Oncology grew 5.8% due largely to the Charleston Area Radiation Therapy Center in West Virginia, a transaction we entered into late last year. Our Alliance Oncology pipeline of new opportunities remains very strong with a new center scheduled to commence later this year. As we recently announced, late in Q2 we opened our stereotactic radiosurgery center in San Francisco in partnership with Dignity Health.”

Tomlinson continued, “In our Alliance Radiology business, we drove high single digit same-store volume growth in our MRI and PET/CT business lines as a result of increased physician-facing sales efforts and other programs that focus on helping our hospital partners gain market share. We continue to strategically compete on price to sustain and grow market share in a highly competitive mobile imaging market, with MRI pricing decreasing 6.9% and PET/CT pricing decreasing 6.3% year-over-year. Our RAD360 strategy continues to gain momentum with hospital systems and other providers, driven by the strong value proposition provided through our end-to-end radiology service line solutions. Our recent investment in interventional services, through the Pain Center of Arizona acquisition, is off to a positive start and contributed $8.2 million in revenue in the second quarter of 2015 and we have very compelling future partnership opportunities in this fast-growing segment of the healthcare services market.”

Exhibit 99.1

Revenue for the second quarter of 2015 was $118.5 million compared to $111.2 million in the second quarter of 2014. Impacting revenue this quarter was approximately $8.2 million of interventional radiology revenue driven by the acquisition of The Pain Center of Arizona in February 2015. Continued pricing reductions in the Radiology Division negatively impacted revenue by $4.9 million, consistent with Alliance’s full year 2015 guidance. Oncology Division revenue grew by 5.8% in the second quarter of 2015, to $25.3 million, from $23.9 million in the second quarter of 2014, largely due to the revenue generated by the acquisition of Charleston Area Radiation Therapy Center.

Alliance’s Adjusted EBITDA in the second quarter of 2016 decreased 7.2% to $34.0 million from $36.7 million in the second quarter of 2014. Impacting second quarter Adjusted EBITDA was the aforementioned radiology pricing reductions of $4.9 million.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (GAAP), totaled ($2.0) million in the second quarter of 2015 compared to net income of $2.8 million in the second quarter of 2014.

Alliance’s historical income tax rate has been 42.5%, compared to the GAAP income tax rate of 41.1% in the second quarter of 2015 and 39.3% in the second quarter of 2014.

Net loss on a diluted basis, computed in accordance with GAAP, was ($0.18) per share in the second quarter of 2015 compared to net income on a diluted basis of $0.26 per share for same quarter of 2014. Net income per share on a diluted basis was impacted by ($0.52) in the second quarter of 2015 and ($0.26) in the second quarter of 2014 in the aggregate due to restructuring charges, impairment charges, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $27.7 million in the second quarter of 2015 compared to $23.9 million in the second quarter of 2014. In the second quarter of 2015, total capital expenditures, including deposits on equipment, were $19.8 million ($11.7 million in cash capital expenditures, $6.4 million in financed equipment and $1.7 million in cash deposits) compared to $12.7 million ($7.5 million in cash capital expenditure and $5.2 million in cash deposits) in the second quarter of 2014.

In the second quarter of 2015, capital expenditures (including deposits on equipment) in growth investments totaled $13.2 million and capital expenditures and cash deposits in maintenance investments totaled $6.6 million.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, increased $25.4 million to $499.7 million at June 30, 2015 from $474.3 million at December 31, 2014. Cash and cash equivalents were $43.4 million at June 30, 2015 and $33.0 million at December 31, 2014. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.66x for the twelve month period ended June 30, 2015 compared to 3.33x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.98x for the twelve month period ended June 30, 2015 compared to 3.55x for the twelve month period ended a year ago.

Alliance’s decrease in net debt, before investments in acquisitions and before growth capital expenditures, was $16.7 million in the second quarter of 2015. After adjusting for investments in growth capital expenditures, Alliance’s net debt decreased $3.5 million in the second quarter of 2015.

“During the quarter, we successfully raised incremental funds of $30 million on our term loan and used the proceeds to repay our outstanding revolver balance and strengthen our balance sheet,” commented Tomlinson. “As we continue to see increased opportunities through our Alliance Oncology, RAD 360 and interventional radiology platforms, this increased capacity provides important financial flexibility to capitalize on these important growth initiatives.”

Exhibit 99.1

Full Year 2015 Guidance

Alliance is reaffirming its full year 2015 guidance ranges as follows:

2015 Full Year Guidance Ranges
(in millions)
Revenue	$470 - $505
Adjusted EBITDA	$125 - $150
Capital expenditures:
Maintenance	Approx. $35
Growth	$45 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), before debt refinancing costs), before growth capital expenditures
$20 - $45
(Increase) in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), before debt refinancing costs), after growth capital expenditures
($10) - ($25)

Second Quarter 2015 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2015 results. The conference call is scheduled for Thursday, August 6, 2015 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until November 7, 2015. The telephone replay can be accessed by calling (800) 585-8367. The conference call identification number is 96992929.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services with a 30+year track record of award-winning patient care/satisfaction and service line expertise. Providing diagnostic radiology services through its Radiology Division (Alliance HealthCare Radiology), interventional radiology & pain management services through its Interventional Services Division (Alliance HealthCare Interventional Services) and radiation oncology services through its Oncology Division (Alliance HealthCare Oncology), Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of

Exhibit 99.1

June 30, 2015, Alliance operated 518 diagnostic imaging and radiation therapy systems, including 118 fixed-site imaging centers across the country; and 32 radiation therapy centers and stereotactic radiosurgery (SRS) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states where approximately 1,800 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its new Interventional Services Division both organically and through one or more acquisitions; the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, and the Company’s Full Year 2015 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Revenues	$111,238	$118,504	$216,603	$227,933
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	59,627	67,485	116,567	129,371
Selling, general and administrative expenses	19,384	20,800	38,123	41,755
Transaction costs	937	1,113	939	1,532
Severance and related costs	1,727	195	1,860	454
Impairment charges	236	6,670	236	6,746
Depreciation expense	14,274	12,072	30,069	23,705
Amortization expense	1,957	2,495	3,909	4,530
Interest expense and other, net	6,124	6,904	12,362	12,922
Other (income) expense, net	(408)	486	(331)	127
Total costs and expenses	103,858	118,220	203,734	221,142
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	7,380	284	12,869	6,791
Income tax expense (benefit)	1,802	(1,366)	3,309	206
Earnings from unconsolidated investees	(1,242)	(1,292)	(2,240)	(2,455)
Net income	6,820	2,942	11,800	9,040
Less: Net income attributable to noncontrolling interest	(4,036)	(4,903)	(7,085)	(9,250)
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$2,784	$(1,961)	$4,715	$(210)
Comprehensive income (loss), net of taxes:
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$2,784	$(1,961)	$4,715	$(210)
Unrealized loss on hedging transactions, net of taxes	(235)	(13)	(215)	(141)
Comprehensive income (loss), net of taxes	$2,549	$(1,974)	$4,500	$(351)
Income (loss) per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.26	$(0.18)	$0.44	$(0.02)
Diluted	$0.26	$(0.18)	$0.43	$(0.02)
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,671	10,715	10,669	10,714
Diluted	10,854	10,836	10,872	10,839

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2014	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$33,033	$43,399
Accounts receivable, net of allowance for doubtful accounts	62,503	66,466
Deferred income taxes	16,834	16,834
Prepaid expenses	12,527	13,271
Other receivables	5,686	2,809
Total current assets	130,583	142,779
Equipment, at cost	827,638	851,783
Less accumulated depreciation	(678,291)	(685,200)
Equipment, net	149,347	166,583
Goodwill	63,864	86,475
Other intangible assets, net	115,930	129,611
Deferred financing costs, net	8,119	7,454
Other assets	33,042	33,514
Total assets	$500,885	$566,416
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,109	$15,158
Accrued compensation and related expenses	19,808	21,295
Accrued interest payable	3,154	3,123
Income taxes payable	—	149
Other accrued liabilities	26,542	30,471
Current portion of long-term debt	15,512	22,484
Total current liabilities	77,125	92,680
Long-term debt, net of current portion	491,777	520,664
Other liabilities	6,623	6,502
Deferred income taxes	36,840	36,143
Total liabilities	612,365	655,989
Commitments and contingencies
Stockholders’ deficit:
Common stock	107	107
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	27,653	28,415
Accumulated comprehensive loss	(351)	(492)
Accumulated deficit	(194,091)	(194,301)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(169,820)	(169,409)
Noncontrolling interest	58,340	79,836
Total stockholders’ deficit	(111,480)	(89,573)
Total liabilities and stockholders’ deficit	$500,885	$566,416

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
Operating activities:	2014	2015
Net income	$11,800	$9,040
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,146	1,054
Share-based payment	710	819
Depreciation and amortization	33,978	28,235
Amortization of deferred financing costs	948	2,098
Accretion of discount on long-term debt	222	232
Adjustment of derivatives to fair value	355	98
Distributions greater than undistributed earnings from investees	224	189
Deferred income taxes	(2,655)	(697)
Gain on sale of assets	(185)	(406)
Impairment charges	236	6,746
Excess tax benefit from share-based payment arrangements	(515)	5
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(1,566)	(577)
Prepaid expenses	1,109	(1,499)
Other receivables	62	(242)
Other assets	(26)	1,387
Accounts payable	(2,485)	627
Accrued compensation and related expenses	(3,473)	340
Accrued interest payable	1,465	(31)
Income taxes payable	6	131
Other accrued liabilities	1,488	964
Net cash provided by operating activities	42,844	48,513
Investing activities:
Equipment purchases	(13,256)	(19,258)
Decrease in deposits on equipment	(3,628)	(3,538)
Acquisitions, net of cash received	(1,529)	(24,061)
Proceeds from sale of assets	570	520
Net cash used in investing activities	(17,843)	(46,337)

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2014	2015
Financing activities:
Proceeds from equipment debt	—	1,317
Principal payments on equipment debt	(5,450)	(4,639)
Proceeds from term loan facility	—	29,196
Principal payments on term loan facility	(2,450)	(7,351)
Principal payments on revolving loan facility	(32,000)	(28,000)
Proceeds from revolving loan facility	18,000	26,000
Noncontrolling interest in subsidiaries	(6,573)	(8,353)
Equity purchase of noncontrolling interest	(691)	—
Excess tax benefit from share-based payment arrangements	515	(5)
Proceeds from shared-based payment arrangements	403	25
Purchase of treasury stock	(140)	—
Net cash (used in) provided by financing activities	(28,386)	8,190
Net (decrease) increase in cash and cash equivalents	(3,385)	10,366
Cash and cash equivalents, beginning of period	34,702	33,033
Cash and cash equivalents, end of period	$31,317	$43,399

Supplemental disclosure of cash flow information:
Interest paid	$9,877	$11,110
Income taxes paid, net of refunds	4,991	(146)
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations related to the purchase of equipment	$—	$1,294
Comprehensive loss from hedging transactions, net of taxes	(215)	(141)
Equipment purchases in accounts payable	666	2,477
Noncontrolling interest assumed in connection with acquisitions	—	20,598
Adjustment to equity of noncontrolling interest	1,700	—
Debt related to purchase of equipment	—	7,125
Debt related to purchase of deposits on equipment	—	6,396
Debt related to other assets	—	854
Extinguishment of note receivable	—	3,071

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
NON-GAAP MEASURES
(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Exhibit 99.1

The calculation of Adjusted EBITDA is shown below:

	Quarter Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2015	2014	2015	2015
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$2,784	$(1,961)	$4,715	$(210)	$5,693
Income tax provision	1,802	(1,366)	3,309	206	4,224
Interest expense and other, net	6,124	6,904	12,362	12,922	25,253
Amortization expense	1,957	2,495	3,909	4,530	8,501
Depreciation expense	14,274	12,072	30,069	23,705	48,607
Share-based payment (included in selling, general and administrative expenses)	376	430	710	819	1,623
Severance and related costs	1,727	195	1,860	454	1,111
Noncontrolling interest in subsidiaries	4,036	4,903	7,085	9,250	17,048
Restructuring charges	1,563	236	2,455	491	638
Transaction costs	937	1,113	939	1,532	2,937
Impairment charges	236	6,670	236	6,746	6,818
Legal matter expenses	822	1,543	1,621	2,903	6,870
Other non-cash charges (included in other income and expense, net)	31	781	351	783	942
Adjusted EBITDA	$36,669	$34,015	$69,621	$64,131	$130,265

The leverage ratio calculations as of June 30, 2015 are shown below:

Consolidated
Total debt	$543,148
Less: Cash and cash equivalents	(43,399)
Net debt	$499,749

Last 12 months Adjusted EBITDA	$130,265
Pro-forma acquisitions in the last 12 month period (1)	6,220
Last 12 months Adjusted EBITDA, as adjusted	$136,485

Total leverage ratio	3.98 x
Net leverage ratio	3.66 x

(1) Gives pro-forma effect to acquisitions occurring during the last twelve months pursuant to the terms of the Credit Agreement

Exhibit 99.1

The reconciliation of (loss) earnings per diluted share - GAAP to adjusted (loss) earnings per diluted share non-GAAP is shown below:

	Second Quarter Ended June 30,
	2014	2015
Earnings per diluted share- GAAP	$0.26	$(0.18)
Restructuring charges, net of taxes	0.30	0.01
Transaction costs, net of taxes	0.09	0.06
Impairment charges, net of taxes	0.02	0.36
Severance and related costs, net of taxes	—	0.01
Legal matter expenses, net of taxes	0.08	0.08
GAAP income tax rate compared to our historical income tax rate	(0.23)	—
Adjusted earnings per diluted share- non-GAAP	$0.52	$0.34

The reconciliation from net income to Adjusted EBITDA for the 2015 guidance range is shown below (in millions):

	2015 Full Year
	Guidance Range
Net income	$—	$10
Income tax expense	15	18
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	110	122
Adjusted EBITDA	$125	$150

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30,
	2014	2015
MRI
Average number of total systems	250.7	251.1
Average number of scan-based systems	210.8	200.6
Scans per system per day (scan-based systems)	8.69	8.99
Total number of scan-based MRI scans	120,475	123,461
Price per scan	$340.20	$316.84

Scan-based MRI revenue (in millions)	$41.0	$39.1
Non-scan based MRI revenue (in millions)	4.7	6.1
Total MRI revenue (in millions)	$45.7	$45.2

PET/CT
Average number of systems	113.3	115.1
Scans per system per day	5.36	5.38
Total number of PET/CT scans	34,919	35,569
Price per scan	$950.36	$890.59

Total PET and PET/CT revenue (in millions)	$34.2	$32.6

Radiation oncology
Linear accelerator treatments	21,005	23,069
Sterotactic radiosurgery patients	808	849

Total radiation oncology revenue (in millions)	$23.9	$25.3

Revenue breakdown (in millions)
Total MRI revenue	$45.7	$45.2
PET/CT revenue	34.2	32.6
Radiation oncology revenue	23.9	25.3
Other radiology revenue	7.4	7.2
Other revenue	—	8.2
Total revenues	$111.2	$118.5

Total fixed-site revenue (in millions)
Second quarter ended June 30	$29.0	$28.1

Exhibit 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
SAME STORE VOLUME

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (Linac) treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, Linac and SRS, separately.

The Radiology Division same store volume growth/(decline) for the last four calendar quarters ended June 30, 2015 is as follows:

	Same Store Volume
	MRI	PET/CT
2014
Third Quarter	5.9%	-1.9%
Fourth Quarter	6.9%	-0.8%

2015
First Quarter	7.4%	3.4%
Second Quarter	6.8%	7.6%

The oncology division same store volume growth/(decline) for the last four quarters ended June 30, 2015 is as follows:

	Same Store Volume
	Linac	SRS
2014
Third Quarter	2.6%	9.1%
Fourth Quarter	3.1%	5.5%

2015
First Quarter	-7.3%	4.2%
Second Quarter	-9.4%	3.5%